UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2006

HCA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11239	75-2497104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Unless the context otherwise requires or as otherwise indicated, references to “HCA,” “we,” “our,” “us” and “the Company” refer to HCA Inc. and its consolidated subsidiaries, both before and after the contemplated merger of Hercules Acquisition Corporation with and into HCA, with HCA continuing as the surviving corporation, after which investment funds associated with or designated by Bain Capital Partners, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity (collectively, the “sponsors”), certain entities affiliated with HCA founder and director Dr. Thomas F. Frist, Jr. (the “Frist entities”), certain other co-investors (together with the sponsors and the Frist entities, the “investors”) and certain members of HCA’s management will directly or indirectly own HCA Inc., and the related recapitalization of HCA (the “Recapitalization”).

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the closing of the recapitalization described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below under the section headed “Risks Related to Our Indebtedness” and elsewhere in this Current Report, as well as in HCA’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including, without limitation, in conjunction with the forward-looking statements included in this Current Report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise required by law.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Recapitalization:

Our Company

We are the largest and most diversified investor-owned health care services provider in the United States. As of September 30, 2006, we operated 179 hospitals and 104 freestanding surgery centers in 21 states, England and Switzerland (including seven nonconsolidated hospitals and nine nonconsolidated surgery centers managed under joint ventures) and had approximately 190,000 employees and 35,000 affiliated physicians. Additionally, we believe that we accounted for approximately 5% of all inpatient admissions in the United States in 2005. For the twelve months ended September 30, 2006, we generated revenue of $25.166 billion, net income of $1.239 billion and pro forma Adjusted EBITDA (as defined in note (1) to “—Additional Pro Forma Financial Data” below) of $4.363 billion.

Our primary objective is to provide a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals, freestanding surgery centers, diagnostic centers and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.

We also provide a variety of management services to our health care facilities, including patient safety programs; ethics and compliance programs; national supply contracts; equipment purchasing and leasing contracts; accounting, financial and clinical systems; governmental reimbursement assistance; construction planning and coordination; information technology systems and solutions; legal counsel; human resources services; and internal audit services.

Our Strengths

Largest Provider with a Diversified Revenue Base.    We are the largest and most diversified investor-owned health care services provider in the United States. We are approximately 2.4 times larger in terms of number of hospitals and 2.6 times larger in terms of revenue than the next largest investor-owned health care services provider. We maintain a diverse portfolio of assets with no single facility contributing more than 2.2% of revenue and no single metropolitan statistical area contributing more than 7.3% of revenue for the twelve months ended September 30, 2006. In addition, we maintain a diversified payor base, including approximately 2,500 managed care contracts, with no one commercial payor representing more than 6% of revenue in the twelve months ended September 30, 2006. We believe that our broad geographic footprint and diverse revenue base limit exposure to any single local market. We also provide a diverse array of medical and surgical services across different settings ranging from large hospitals to ambulatory surgery centers (“ASCs”), which, we believe, limits our exposure to changes in reimbursement policies targeting specific services or care settings.

Leading Market Positions.    We maintain the number one or two inpatient position in nearly all of our markets, with our share of local inpatient admissions typically ranging from 25% to 40%. Additionally, we believe we have the leading position in one or more clinical areas, such as cardiology or orthopedics, in many of our markets. As a result, our hospitals are in demand by patients and large employers, which enables us to negotiate for favorable rates and terms from a wide range of commercial payors.

Strong Presence in High Growth Markets.    We have a leading market share in 15 of the 20 fastest growing markets in the United States with a population of greater than one million, including a significant presence in Florida and Texas, both of which are expected to grow in population at a rate higher than the national average. We believe that the majority of the high growth markets in which we have a presence will experience more rapid growth among the population aged 65 or older than the national average. We believe we will benefit from our presence in these key markets due to an expected increase in hospital spending.

Well-Capitalized Portfolio of High-Quality Assets.    We have invested over $8 billion in our facilities over the past five years to expand the range, and improve the quality, of services provided at our facilities. As a result of our disciplined and strategic deployment of capital, we believe our hospitals enjoy a competitive advantage to attract high-quality physicians, maximize cost efficiencies and address the health care needs of our local communities.

Leading Provider of Outpatient Services.    We are one of the largest providers of outpatient services in the United States, and these outpatient services accounted for approximately 36% of our revenue in 2005. The scope of our outpatient services reflects a recent trend toward the provision of an increasing number of services on an outpatient basis. An important component of our strategy is to achieve a fully integrated delivery model through the development of market-leading outpatient services, both to address outpatient migration and to provide higher growth, higher margin services.

Reputation for Quality.    Since our founding, we have maintained an unwavering focus on patients and clinical outcomes, which has earned us a leading reputation with the physicians, employees and communities that are our constituents. We have invested extensively in quality over the past 10 years, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, settled professional liability claims, based on actuarial projections per 1,000 beds, have dropped from 14.6 in 1997 to 8.9 in 2005. We also previously participated in the Centers for Medicare & Medicaid Services (“CMS”) National Voluntary Hospital Reporting Initiative and now participate in its successor, the Hospital Quality Alliance, which currently requires hospitals to report on their compliance with 21 measures of quality for four conditions affecting hospital inpatients in order to receive a full Medicare market basket payment increase. We believe quality measures increasingly will influence physician and patient choices about health care delivery and maximize our reimbursement as payors put more emphasis on performance. Our reputation and focus on providing high-quality patient care continue to make us the provider of choice for thousands of individual healthcare consumers, physicians and payors.

Proven Ability to Innovate.    We strive to be at the forefront of industry best practices and expect to continue to increase our operational efficiency through a variety of strategic initiatives. Our previous operating improvement initiatives include:

•	Leveraging Our Purchasing Power. We have established a captive group purchasing organization (“GPO”) to partner with other health care services providers to take advantage of our combined purchasing power. Our GPO generated $65 million, $87 million and $101 million of administrative fees from suppliers in 2003, 2004 and 2005, respectively, for performing GPO services and significantly lowered our supply costs. Because of our scale, our GPO has a per-unit cost advantage over competitors that we believe ranges from 5% to 15%.

•	Centralizing Our Accounts Receivable Collection Efforts. We have built 10 regional service centers, representing capital expenditures of $99 million through September 30, 2006, to create efficiencies in billing and collection processes, particularly with respect to payment disputes with managed care companies. This effort has resulted in incremental cash collected annually.

•	Reducing Financial Impact of Uninsured Admissions. Beginning in 2004, we instituted at a small group of our hospitals a pilot program called the Qualified Medical Practitioner Program (“QMP”). The QMP is designed to reduce crowding at emergency rooms experiencing high volumes of low-intensity patients by informing patients of the most appropriate setting from which they may obtain treatment. Under the QMP, patients who meet certain criteria under federal guidelines are clinically examined to determine if their cases are emergencies or if treatment in a physician’s office or clinic would be more appropriate. Since implementing the pilot QMP, the rate of growth of self-pay patients who could be treated more appropriately in a physician’s office or clinic has declined at our pilot hospitals, and we have begun implementing this program at our other hospitals.

Demonstrated Strong and Stable Cash Flows.    Our leading market positions, diversified revenues, focus on operational efficiency and high-quality portfolio of assets have enabled us to generate strong and stable operating cash flows over the past several years. We generated Adjusted EBITDA of $3.971 billion in 2004, $4.308 billion in 2005 and $4.363 billion for the twelve months ended September 30, 2006, on a pro forma basis. We believe that expected demand for hospital and outpatient services, together with our diversified payor base, geographic locations and service offerings, will allow us to continue to generate strong cash flows.

Experienced Management Team with Expected Significant Equity Investment.    Members of our management team are widely considered leaders in the hospital industry. Chairman and Chief Executive Officer Jack Bovender, Jr. has been with us for over 28 years and has been CEO for the past five years. In addition, Mr. Bovender was a hospital administrator during our 1989 buyout. President and Chief Operating Officer Richard Bracken began his career with us approximately 25 years ago and has held various executive positions with the Company. Executive Vice President and Chief Financial Officer R. Milton Johnson joined us over 24 years ago and has held various positions in financial operations at the Company. In addition, we benefit from our team of world-class operators who have the experience and talent necessary to run a complex business.

In connection with the Recapitalization, we anticipate that several of our senior executive officers and other employees will roll over existing stock options or shares of our company or make additional cash investments in an aggregate amount of over $125 million. We will also implement a stock incentive plan under which it is contemplated that approximately 1,600 employees (including executive officers) will be eligible to receive options covering up to 10% of our fully diluted equity immediately after consummation of the Recapitalization.

Strategy

We are committed to providing high quality, cost-effective health care while complying fully with our ethics policy, governmental regulations and guidelines and industry standards. The principal elements of our strategy are as follows:

Leverage Our Leading Local Market Positions.    We strive to maintain and enhance the leading positions that we enjoy in the majority of our markets. We believe that the broad geographic presence of our facilities across a range of markets, in combination with the breadth and quality of services provided by our facilities, increases our attractiveness to patients and large employers and positions us to negotiate more favorable terms from commercial payors and increase the number of payors with whom we contract. We also intend to strategically enhance our outpatient presence in our communities and increase our local marketing efforts to attract more patients to our facilities.

Expand Our Presence in Key Markets.    We seek to grow our business in key markets, focusing on large, high growth urban and suburban communities, primarily in the southern and western regions of the United States. We seek to strategically invest in new and expanded services at our existing hospitals and surgery centers to increase our revenues at those facilities and provide the benefits of medical technology advances to our communities. For example, we intend to continue to expand high volume and high margin specialty services, such as cardiology and orthopedic services, and increase the capacity, scope and convenience of our outpatient facilities. To complement this organic growth, we intend to continue to opportunistically develop and acquire new hospitals and outpatient facilities. We believe these initiatives will enable us to grow our volumes, increase our acuity mix and enhance our operating margins, while simultaneously satisfying unmet demand in our existing markets.

Continue to Leverage Our Scale.    We will continue to obtain price efficiencies through our GPO and to build on the cost savings and efficiencies in billing, collection and other processes we have achieved through our 10 regional service centers. We are increasingly taking advantage of our national scale by contracting for services on a multistate basis. We will explore the feasibility of replicating our successful shared services model for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping, across multiple markets. We continuously seek new ways to leverage our scale to generate operating efficiencies and increase cash flow.

Continue to Develop Enduring Physician Relationships.    We depend on the quality and dedication of the physicians who serve at our facilities, and we aggressively recruit both primary care physicians and key specialists to meet community needs and improve our market position. We strategically recruit physicians, often assisting them in establishing a practice or joining an existing practice where there is a community need and providing support to build their practices in compliance with regulatory standards. We intend to improve both service levels and revenues in our markets by:

•	expanding the number of high quality specialty services, such as cardiology, orthopedics, oncology and neonatology;

•	continuing to use joint ventures with physicians to further develop our outpatient business, particularly through ambulatory surgery centers and outpatient diagnostic centers;

•	developing medical office buildings to provide convenient facilities for physicians to locate their practices and serve their patients; and

•	continuing our focus on improving hospital quality and performance and implementing advanced technologies in our facilities to attract physicians to our facilities.

Become the Health Care Employer of Choice.    We will continue to use a number of industry-leading practices to help ensure that our hospitals are a health care employer of choice in their respective communities. Our staffing initiatives for both care providers and hospital management provide strategies for recruitment, compensation and productivity to increase employee retention and operating efficiency at our hospitals. For example, we maintain an internal contract nursing agency to supply our hospitals with high quality staffing at a lower cost than external agencies. In addition, we have developed several proprietary training and career development programs for our physicians and hospital administrators, including an executive development program designed to train the next generation of hospital leadership. We believe that our continued investment in the training and retention of employees improves the quality of care, enhances operational efficiency and fosters employee loyalty.

Maintain Our Dedication to the Care and Improvement of Human Life.    Our business is built on putting patients first and providing high quality health care services in the communities we serve. Our dedicated professionals oversee our Quality Review System, which measures clinical outcomes, satisfaction and regulatory compliance to improve hospital quality and performance. In addition, we continue to implement advanced health information technology to improve the quality and convenience of services to our communities. We are building on our advanced electronic medication administration record, which uses bar coding technology to ensure that each patient receives the right medication, toward a fully electronic health record that provides convenient access, electronic order entry and decision support for physicians. These technologies improve patient safety, quality and efficiency. Above all, we remain committed to a corporate culture that places a high value on compassion, honesty, integrity, fairness, loyalty, respect and kindness.

Business Drivers and Measures

Our Financial Policies and Objectives

We seek to optimize our financial and operating performance by implementing the business strategy set forth under “Strategy” above. Our success in implementing this strategy depends, in turn, on our ability to fulfill our financial policies and objectives, which include the following:

•	Operations: We plan to focus on our core operations—the provision of high quality, cost-effective health care in large, high growth urban and suburban communities, primarily in the southern and western regions of the United States. Our specific policies designed to maintain this focus include:

•	use physician recruitment and investments in new and expanded services to drive use of our facilities;

•	seek rate increases from managed care payors commensurate with increases in our underlying costs to provide high quality services;

•	manage operating expenses by, among other methods, leveraging our scale;

•	seek cost savings, such as our projected cost savings of $108 million from reductions in our workforce, staffing reconfigurations and reductions in variable marketing and advertising expenses; and

•	consider divesting non-core assets, where appropriate.

•	Leverage: We expect to have significant indebtedness for the foreseeable future. However, we expect to:

•	eliminate cash dividends on our common stock, which amounted to approximately $268 million for the twelve months ended September 30, 2006;

•	manage our floating interest rate exposure, including through the fixed-pay interest rate swap agreements for which we will be the counterparty in connection with the Recapitalization on $8.0 billion of our new senior secured credit facility debt; and

•	endeavor to improve our credit quality over time.

•	Capital Expenditures: We plan to maintain a disciplined capital expenditure approach by:

•	targeting new investments with potentially high returns;

•	deploying capital strategically to improve our competitive position and market share and to enhance our operations; and

•	manage discretionary capital expenditures based on the strength of our cash flow.

Operational Factors

In pursuing our business and our financial policies and objectives, we pay close attention to a number of performance measures and operational factors.

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charges and negotiated payment rates for such services. Our expenses depend upon the levels of salaries and benefits to our employees, the cost of supplies and other operating expenses. To monitor these variables, we use a variety of metrics, including those described below.

•	Volume Measures:

•	admissions, which is the total number of patients admitted to our hospitals and which we use as a measure of inpatient volume;

•	equivalent admissions, which is a measure of patient volume that also takes into account outpatient volume;

•	the payor mix of our admissions, i.e., the percentage of our admissions related to Medicare, Medicaid, managed Medicare, managed Medicaid, managed care and other insurers, and uninsured patients;

•	emergency room visits;

•	inpatient and outpatient surgeries; and

•	the average daily census of patients in our hospital beds.

•	Pricing Measures:

•	revenue per equivalent admission; and

•	cash revenue per equivalent admission (which we measure as the amount of revenue minus our provision for doubtful accounts, divided by the number of equivalent admissions).

•	Expense Measures:

•	salaries and benefits expenses per equivalent admission;

•	supplies expenses per equivalent admission;

•	other operating expenses (including contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance and nonincome taxes) per equivalent admission; and

•	cash operating expenses per equivalent admission (which we measure as the amount of operating expenses minus our provision for doubtful accounts, divided by the number of equivalent admissions).

The pricing and expense measures described above can be derived by dividing (1) the amounts from the applicable line items in our income statement (minus our provision for doubtful accounts, where indicated) by (2) equivalent admissions.

Addressing Uninsured and Self-Pay Patients

An increase in self-pay accounts receivable in our industry has led many hospital companies, including our company, to increase their write-offs of accounts receivable and increase their provisions for doubtful accounts.

A high percentage of our uninsured patients are initially admitted through our emergency rooms. For the nine months ended September 30, 2006, approximately 69% of our admissions of uninsured patients occurred through our emergency rooms. Any hospital that participates in the Medicare program is required to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the individual to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment.

We are taking proactive measures to reduce our provisions for doubtful accounts by, among other things:

•	screening uninsured patients (including through our developing QMP program) to determine the appropriate care setting in light of their condition, while reducing the potential for bad debt; and

•	increasing up-front collections from patients subject to co-pay and deductible requirements and uninsured patients.

Our up-front collections have increased from $187 million in 2004 to $255 million in 2005 (with the percentage of available co-pay and deductible amounts collected up-front increasing from 20% in 2004 to 38% in 2005). For the nine months ended September 30, 2006, our up-front collections were $205 million, with 46% of those amounts collected from available co-pay and deductible amounts.

Business Segments

On January 1, 2006, we reorganized our company into the following three geographically organized groups:

•	Western Group. The Western Group is comprised of the markets in Alaska, California, Colorado, Idaho, Kansas, Nevada, Oklahoma, Texas and Utah. Samuel Hazen, who has held various positions with HCA for 24 years, is the Western Group’s President. As of September 30, 2006, there were 61 hospitals and 17,309 beds within the Western Group. In many of our Western Group markets, we maintain the number one or two inpatient market position, based on inpatient admissions. The Western Group includes all seven of our non-consolidated hospitals, with respect to which major strategic and operating decisions are shared equally with non-HCA partners. For the twelve months ended September 30, 2006, the Western Group generated revenue of approximately $10.259 billion and adjusted segment EBITDA of approximately $2.014 billion.

•	Central Group. The Central Group is comprised of the markets in Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, New Hampshire, Tennessee and Virginia. Paul Rutledge, who has held various positions with HCA for 20 years, is the Central Group’s President. As of September 30, 2006, there were 53 hospitals and 10,835 beds within the Central Group. For the twelve months ended September 30, 2006, the Central Group generated revenue of approximately $5.498 billion and adjusted segment EBITDA of approximately $811 million.

•	Eastern Group. The Eastern Group is comprised of the markets in Florida, Georgia, North Carolina and South Carolina. Charles Hall, who has held various positions with HCA for 20 years, is the Eastern Group’s President. As of September 30, 2006, there were 57 hospitals and 13,560 beds within the Eastern Group. For the twelve months ended September 30, 2006, the Eastern Group generated revenue of approximately $8.547 billion and adjusted segment EBITDA of approximately $1.339 billion.

We also own and operate eight hospitals in England and Switzerland, which are included in our Corporate and Other Segment. These international facilities generated revenue of approximately $717 million and adjusted segment EBITDA of approximately $189 million for the twelve months ended September 30, 2006.

The reorganization created smaller groups and correspondingly smaller division and market structures. This change was designed to augment our market-based strategy by encouraging hospitals in a market to work together as a system to provide integrated services to their respective community. This new structure allows our management to focus on more manageable groupings of hospitals and provide them with more direct support.

Adjusted segment EBITDA is defined as net income plus (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gains on sales of facilities, (v) transaction costs and (vi) minority interests. We use adjusted segment EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing their performance.

Sources and Uses

The expected estimated sources and uses of the funds for the Recapitalization based on shares and options outstanding and cash as of September 30, 2006 are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including final determination of the aggregate value of the equity participation by management participants and the Frist entities and their respective assignees, differences in the outstanding shares due to issuances or forfeitures of stock options prior to closing of the Recapitalization, differences from our estimate of fees and expenses, differences between our cash and debt balances and movements in foreign exchange rates at September 30, 2006 and at the closing of the Recapitalization and any changes made to the sources of the contemplated debt financing.

For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Information” and the related notes thereto.

Sources of funds:		Uses of funds:
(Dollars in millions)
Senior secured credit facilities(1)(8):		Equity purchase price(7)	$20,214
Asset-based revolving credit facility	$1,750	Rollover equity(5)	1,065
Revolving credit facility	188	Repayment of existing indebtedness(8)	3,714
Term loan A facility	2,750	Retained existing secured indebtedness(2)	230
Term loan B facility	8,800	Retained existing unsecured indebtedness(3)	7,473
European term loan facility	1,250	Transaction costs(9)	776
New notes	5,700
Retained existing secured indebtedness(2)	230
Retained existing unsecured indebtedness(3)	7,473
Equity contribution(4)	3,901
Rollover equity(5)	1,065
HCI dividend(6)	365

Total sources of funds	$33,472	Total uses of funds	$33,472

(1)	Upon the closing of the Recapitalization, we will enter into senior secured credit facilities consisting of (i) a $2,000 million asset-based revolving credit facility with a six-year maturity and a borrowing base of 85% of eligible accounts receivable with customary reserves and eligibility criteria; (ii) a $2,000 million senior secured revolving credit facility with a six-year maturity; (iii) a $2,750 million senior secured term loan A facility with a six-year maturity; (iv) a $8,800 million senior secured term loan B facility with a seven-year maturity; and (v) a $1,250 million-equivalent (approximately €1,000 million) senior secured European term loan facility with a seven-year maturity.

The estimated amount drawn on the asset-based revolving credit facility and senior secured revolving credit facility, assuming the Recapitalization occurred on September 30, 2006, would have been $1,750 million and $188 million, respectively. These amounts do not reflect the cash proceeds of approximately $265 million from the sale of two hospitals in Ft. Myers, Florida received on October 1, 2006. In addition, the Company received approximately $115 million of delayed cash payments from Medicare during the week of October 2, 2006, which were used to pay down debt. These payments from Medicare should have been received in September 2006 but were delayed due to a delay by CMS in the processing of Medicare claims in September, as mandated by provisions of the Deficit Reduction Act of 2005 the Deficit Reduction Act of 2005 (“DEFRA 2005”). As a result of the two sources of cash noted above, we expect actual borrowings on the senior secured revolving credit facility at closing to be minimal, and the actual borrowings on the asset-based revolving credit facility at closing to be less than $1,750 million. Similarly, actual amounts of existing indebtedness to be repaid at closing of the Recapitalization are also expected to be lower due to the cash received.

(2)	Consists of $230 million of secured debt, which primarily represents capital leases.

(3)	Consists of (i) an aggregate principal amount of $367 million medium-term notes with maturities ranging from 2010 to 2025 and a weighted average interest rate of 8.42%; (ii) an aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) an aggregate principal amount of $5,958 million senior notes with maturities ranging from 2010 to 2033 and a weighted average interest rate of 6.91%; (iv) £150 million ($282 million-equivalent) aggregate principal amount of 8.75% senior notes due 2010; and (v) $20 million of unamortized debt discounts which reduce the existing indebtedness.
(4)	Represents the estimated cash equity contributed by investment funds associated with or designated by the sponsors or their respective assignees. See (5) below.
(5)	Includes approximately (i) $800 million contributed by the Frist entities or their respective assignees in the form of a rollover of their existing equity interests in HCA; (ii) approximately $140 million that is intended to be assigned to the Frist entities by investment funds associated with the sponsors from their original equity commitment; and (iii) $125 million to be invested by the management participants either in the form of a rollover of their existing equity interests in HCA to equity interests in HCA following the merger or through cash investment. To the extent that the amount invested by the management participants is greater than $125 million or the amount of the assignment to the Frist entities changes from $140 million, the amount of the cash equity to be contributed by investment funds associated with the sponsors will be adjusted by a corresponding amount.
(6)	In connection with the Recapitalization, our insurance subsidiary, HealthCare Indemnity, Inc. (“HCI”) will declare a $365 million dividend, which will be used to pay down existing indebtedness. The proceeds of this dividend represent a portion of the excess capital of HCI.
(7)	The holders of outstanding shares of common stock will receive $51.00 in cash per share in connection with the Recapitalization. This assumes approximately 409.7 million shares outstanding as of September 30, 2006 plus net option value of approximately $385 million, which is calculated based on approximately 27.9 million options outstanding with an average exercise price of $37.27 per share. Excludes approximately $1,065 million, on a pre-tax basis, of rollover equity and participations of the management participants and the Frist entities. As of October 24, 2006, we had approximately 409.8 million shares outstanding plus approximately 27.7 million options outstanding with an average exercise price of $37.27 per share.
(8)	Consists of (i) an aggregate of $3,641 million of HCA’s existing indebtedness, consisting of $1,364 million in aggregate principal amount of redeemed notes; $1,140 million borrowed under a $1,750 million five-year revolving credit facility; $1,075 million of senior term loans; and $62 million-equivalent of debt under existing real property mortgages and unsecured loans; and (ii) indebtedness-related costs comprising of approximately $36 million of accrued interest, $25 million of pay floating interest rate swap agreements and $11 million of estimated tender premiums. These amounts assume that all of the notes we seek to purchase in the tender offers are tendered by November 27, 2006 and accepted for payment in the tender offers. If less than 100% of the indebtedness we intend to repurchase in the tender offers are tendered, the borrowings under our senior secured revolving credit facility or our asset-based revolving credit facility will be commensurately reduced.

As noted in (1) above, had the $380 million of cash from the sale of hospitals in Ft. Myers, Florida and Medicare funds been received at September 30, 2006, the repayment of existing indebtedness, on a pro forma basis, would have been reduced by $380 million to $3,334 million.

(9)	Reflects our estimate of fees and expenses associated with the Recapitalization, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the sponsors, and other transaction costs and professional fees.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

After completing the Recapitalization, we will be highly leveraged. On a pro forma basis as of September 30, 2006, our total indebtedness would have been $28.141 billion. We also would have had an additional $250 million available for borrowing under our asset-based revolving credit facility, subject to borrowing base limitations, and $1.759 billion available for borrowing under our senior secured revolving credit facility at that date after considering outstanding letters of credit of approximately $53 million. The following chart shows our level of indebtedness on a pro forma basis as of September 30, 2006 after giving effect to the Recapitalization.

Pro Forma as of September 30, 2006
(Dollars in millions)
Existing secured indebtedness(1)	$230
Senior secured credit facilities(2):
Asset-based revolving credit facility	1,750
Revolving credit facility	188
Term loan A facility	2,750
Term loan B facility	8,800
European term loan facility	1,250
New notes	5,700
Existing unsecured indebtedness(3)	7,473

Total indebtedness	$28,141

(1)	Consists of $230 million of secured debt, which primarily represents capital leases.

(2)	Upon the closing of the Recapitalization, we will enter into (i) a $2,000 million asset-based revolving credit facility with a six-year maturity, (ii) a $2,000 million senior secured revolving credit facility with a six-year maturity, (iii) a $2,750 million senior secured term loan A facility with a six-year maturity; (iv) a $8,800 million senior secured term loan B facility with a seven-year maturity; and (v) a $1,250 million-equivalent (approximately €1,000 million) senior secured European term loan facility with a seven-year maturity.

The estimated amount drawn on the asset-based revolving credit facility and senior secured revolving credit facility, assuming the Recapitalization occurred on September 30, 2006, would have been $1,750 million and $188 million, respectively. These amounts do not reflect the cash proceeds of approximately $265 million from the sale of two hospitals in Ft. Myers, Florida received on October 1, 2006. In addition, the Company received approximately $115 million of delayed cash payments from Medicare during the week of October 2, 2006, which were used to pay down debt. These payments from Medicare should have been received in September 2006 but were delayed due to a delay by CMS in the processing of Medicare claims in September, as mandated by provisions of DEFRA 2005. As a result of the two sources of cash noted above, we expect actual borrowings on the senior secured revolving credit facility at closing to be minimal, and the actual borrowings on the asset-based revolving credit facility at closing to be less than $1,750 million. Similarly, actual amounts of existing indebtedness to be repaid at closing are also expected to be lower due to the cash received.

(3)

Consists of (i) an aggregate principal amount of $367 million medium-term notes with maturities ranging from 2010 to 2025 and a weighted average interest rate of 8.42%; (ii) an aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) an aggregate principal amount of $5,958 million senior notes with maturities ranging from 2010 to 2033 and a weighted average interest rate of 6.91%; (iv) £150 million ($282 million-equivalent) aggregate principal amount of 8.75% senior notes due 2010; and (v) $20 million of unamortized debt discounts which reduce the existing indebtedness.

Our high degree of leverage could have important consequences, including:

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including the unhedged portion of our borrowings under our senior secured credit facilities, will be at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indenture governing the new notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our pro forma cash interest expense for the twelve months ended September 30, 2006 would have been $2.217 billion. At September 30, 2006, on a pro forma basis, we would have had $14.738 billion of debt under our senior secured credit facilities, all of which are based on a floating rate index, offset by fixed-pay interest rate swap agreements that apply to $8.000 billion of this amount. A 1% increase in these floating rates would increase annual interest expense by approximately $64 million.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indenture governing the new notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our asset-based revolving credit facility, when (and for as long as) availability is less than a specified percentage of the borrowing base or if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to cash collateralize letters of credit issued thereunder.

In addition, under our senior secured credit facilities we will be required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure that we will meet those ratios and tests. A breach of any of these covenants could result in a default under each of our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, our lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure each such indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities and our existing senior notes. If any of the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure that we will have sufficient assets to repay our senior secured credit facilities and the new notes.

Unaudited Pro Forma Condensed Consolidated Financial Information

We derived the unaudited pro forma consolidated financial information by the application of pro forma adjustments to our historical consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 gives effect to the Recapitalization as if it had occurred on such date. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 2005, the nine months ended September 30, 2006 and the twelve months ended September 30, 2006 give effect to the Recapitalization as if it had occurred on January 1, 2005. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations, balance sheet data or other financial information would have been if the Recapitalization had occurred as of the dates indicated, or what such results will be for any future periods. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma consolidated financial information has been prepared assuming that the purchase of our equity by the investors is accounted for as a leveraged recapitalization. Accordingly, the pro forma information reflects no change in the historical basis of our assets and liabilities.

The unaudited pro forma condensed consolidated income statements do not reflect nonrecurring charges that will be incurred in connection with (i) the accelerated vesting of stock options and restricted shares; (ii) the write-off of certain deferred financing costs and unamortized debt discounts; (iii) the tender premiums on the redeemed notes; and (iv) certain other non-recurring Recapitalization and merger costs.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

(Dollars in millions)

	Historical HCA	Adjustments for the Recapitalization(1)		Pro Forma HCA(2)
Assets
Current assets:
Cash and cash equivalents	$541	$—		$541
Accounts receivable, net	3,567	—		3,567
Inventories	659	—		659
Deferred income taxes	588	21	(7)	609
Other	462	—		462

	5,817	21		5,838

Property, plant and equipment, at cost	21,957	—		21,957
Accumulated depreciation	(10,248)	—		(10,248)

	11,709	—		11,709
Investments of insurance subsidiary	2,105	(365	)(3)	1,740
Investments in and advances to affiliates	680	—		680
Goodwill	2,663	—		2,663
Deferred loan costs	72	560	(4)	632
Other	79	—		79

	$23,125	$216		$23,341

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,268	$—		$1,268
Accrued salaries	638	—		638
Other accrued expenses	1,345	(297	)(5)	1,048
Long-term debt due within one year	831	(592	)(6)	239

	4,082	(889)		3,193

Long term debt:
Existing secured indebtedness	262	(32	)(6)	230
Senior secured credit facilities:
Asset-based revolving credit facility	—	1,750	(6)	1,750
Revolving credit facility	—	188	(6)	188
Term loan A facility	—	2,750	(6)	2,750
Term loan B facility	—	8,800	(6)	8,800
European term loan facility	—	1,250	(6)	1,250
New notes	—	5,700	(6)	5,700
Existing unsecured indebtedness	11,081	(3,608	)(3)(6)	7,473
Less: Long term debt due within one year	(831)	592	(6)	(239)

	10,512	17,390		27,902

Professional liability risks	1,351	—		1,351
Deferred income taxes and other liabilities	1,135	—		1,135
Minority interests in equity of consolidated entities	919	—		919

Stockholders’ equity (deficit)	5,126	(16,285	)(7)	(11,159)

	$23,125	$216		$23,341

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(1)	See “Sources and Uses” for additional information.
(2)	The unaudited pro forma condensed consolidated balance sheet has been prepared assuming that the purchase of our equity by the investors is accounted for as a leveraged recapitalization. Accordingly, the pro forma data reflect no change in the historical basis of our assets and liabilities.
(3)	Represents a $365 million dividend to be received from our insurance subsidiary, HCI, which will be used to repay a portion of our existing indebtedness.
(4)	Includes $576 million of estimated deferred financing costs incurred in connection with the Recapitalization consisting of commitment, placement, financial advisory, legal, accounting and other professional fees and the elimination of approximately $16 million of deferred financing costs related to redeemed notes.
(5)	Includes (i) payments for accrued interest and interest rate swap agreements associated with the redeemed notes of approximately $36 million and $25 million, respectively and (ii) a $236 million reduction in income taxes payable primarily relating to the tax benefit from the cash-out of stock awards.
(6)	Upon the closing of the Recapitalization, we will enter into (i) a $2,000 million asset-based revolving credit facility with a six-year maturity and a borrowing base of 85% of eligible accounts receivable with customary reserves and eligibility criteria; (ii) a $2,000 million senior secured revolving credit facility, available for our working capital needs and other general corporate purposes, including the issuance of letters of credit, with a six-year maturity; (iii) a $2,750 million senior secured term loan A facility with a six-year maturity; (iv) a $8,800 million senior secured term loan B facility with a seven-year maturity; (v) a $1,250 million-equivalent (approximately €1,000 million) senior secured European term loan facility with a seven-year maturity, and (vi) $5,700 million representing the new notes.

The estimated amount drawn on the asset-based revolving credit facility and senior secured revolving credit facility, assuming the Recapitalization occurred on September 30, 2006, would have been $1,750 million and $188 million, respectively. These amounts do not reflect the cash proceeds of approximately $265 million from the sale of two hospitals in Ft. Myers, Florida received on October 1, 2006. In addition, the Company received approximately $115 million of delayed cash payments from Medicare during the week of October 2, 2006, which were used to pay down debt. These payments from Medicare should have been received in September 2006 but were delayed due to a delay by CMS in the processing of Medicare claims in September, as mandated by provisions of DEFRA 2005. As a result of the two sources of cash noted above, we expect actual borrowings on the senior secured revolving credit facility at closing to be minimal, and the actual borrowings on the asset-based revolving credit facility at closing to be less than $1,750 million. Similarly, actual amounts of existing indebtedness to be repaid at closing are also expected to be lower due to the cash received.

In addition, we will repay $3,641 million of existing indebtedness, which includes $2 million of unamortized debt discounts, at closing, assuming that all of the redeemed notes are tendered by November 27, 2006 and accepted for payment in the tender offers. If less than 100% of the redeemed notes are tendered, the borrowings under our senior secured revolving credit facility or our asset-based revolving credit facility will be commensurately reduced.

We classify as long-term debt due within one year the quarterly payments of $53 million ($213 million annually) associated with the senior secured term loan A facility, the senior secured term loan B facility and the senior secured European term loan facility, which equal between 0.25% and 1.0% of the respective aggregate amount drawn and $26 million of capital leases.

(7)	Reflects pro forma adjustments to our stockholders’ equity as follows (in millions):

New cash equity contributed by sponsors	$3,901
Merger consideration to existing stockholders	(20,214)
Recapitalization fees expensed and/or charged to equity	(200)
Write-off of deferred financing costs and unamortized debt discounts and tender premiums on existing indebtedness	(29)
Tax benefit of nonrecurring charges and transaction costs assuming an effective tax rate of 38% (resulting in a $21 million deferred tax asset and a $236 million reduction of income taxes payable)	257

Total adjustments to stockholders’ equity	$(16,285)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2005

(Dollars in millions)

	Historical HCA	Adjustments for the Recapitalization(1)		Pro Forma HCA(2)
Revenues	$24,455	$—		$24,455

Salaries and benefits	9,928	—		9,928
Supplies	4,126	—		4,126
Other operating expenses	4,039	38	(3)	4,077
Provision for doubtful accounts	2,358	—		2,358
Gains on investments	(53)	—		(53)
Equity in earnings of affiliates	(221)	—		(221)
Depreciation and amortization	1,374	—		1,374
Interest expense	655	1,668	(4)	2,323
Gains on sales of facilities	(78)	—		(78)

	22,128	1,706		23,834

Income before minority interests and income taxes	2,327	(1,706)		621
Minority interests in earnings of consolidated entities	178	—		178

Income before income taxes	2,149	(1,706)		443
Provision for income taxes	725	(648	)(5)	77

Net income	$1,424	$(1,058)		$366

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(Dollars in millions)

	Historical HCA	Adjustments for the Recapitalization(1)		Pro Forma HCA(2)
Revenues	$18,988	$—		$18,988

Salaries and benefits	7,816	—		7,816
Supplies	3,251	—		3,251
Other operating expenses	3,069	29	(3)	3,098
Provision for doubtful accounts	1,950	—		1,950
Gains on investments	(140)	—		(140)
Equity in earnings of affiliates	(151)	—		(151)
Depreciation and amortization	1,045	—		1,045
Interest expense	582	1,149	(4)	1,731
Gains on sales of facilities	(46)	—		(46)
Transaction costs	9	—		9

	17,385	1,178		18,563

Income before minority interests and income taxes	1,603	(1,178)		425
Minority interests in earnings of consolidated entities	145	—		145

Income before income taxes	1,458	(1,178)		280
Provision for income taxes	544	(448	)(5)	96

Net income	$914	$(730)		$184

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2006

(Dollars in millions)

	Historical HCA	Adjustments for the Recapitalization(1)		Pro Forma HCA(2)
Revenues	$25,166	$—		$25,166

Salaries and benefits	10,354	—		10,354
Supplies	4,275	—		4,275
Other operating expenses	4,125	38	(3)	4,163
Provision for doubtful accounts	2,575	—		2,575
Gains on investments	(141)	—		(141)
Equity in earnings of affiliates	(222)	—		(222)
Depreciation and amortization	1,381	—		1,381
Interest expense	748	1,558	(4)	2,306
Gains on sales of facilities	(95)	—		(95)
Transaction costs	9	—		9

	23,009	1,596		24,605

Income before minority interests and income taxes	2,157	(1,596)		561
Minority interests in earnings of consolidated entities	191	—		191

Income before income taxes	1,966	(1,596)		370
Provision for income taxes	727	(607	)(5)	120

Net income	$1,239	$(989)		$250

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

(1)	The unaudited pro forma condensed consolidated income statements have been prepared assuming that the purchase of our equity by the investors is accounted for as a leveraged recapitalization. Accordingly, the pro forma data reflect no change in the historical basis of our assets and liabilities. Therefore, all operations of HCA prior to the Recapitalization are reflected herein at their historical amounts.
(2)	The unaudited pro forma condensed consolidated income statements do not reflect the following nonrecurring charges related to the Recapitalization, which will be included in our results of operations in the period in which the Recapitalization occurs (in millions):

Transaction costs expensed as one-time charges upon close of the Recapitalization	$73
Loss on extinguishment of existing debt	29
Estimated compensation expense related to accelerated vesting of stock options and restricted stock	238

$340

(3)	Reflects the $15 million annual fee to be paid to affiliates of our sponsors in accordance with the new management agreement to be entered into at closing and the loss of investment income of $23 million, assuming an investment yield of 6.25%, for the twelve months following the payment of the $365 million dividend to be received from our insurance subsidiary.
(4)	Reflects the pro forma adjustment to interest expense resulting from our new capital structure, which is calculated as follows (in millions):

	Year ended December 31, 2005	Nine Months Ended September 30,	Twelve Months Ended September 30, 2006
		2006
Cash interest on new borrowings(i)	$2,234	$1,665	$2,217
Amortization of deferred financing costs and debt discount(ii)	89	66	89

Total pro forma interest expense	2,323	1,731	2,306
Less: Historical interest expense	655	582	748

Adjustment to interest expense	$1,668	$1,149	$1,558

(i)

Pro forma interest expense for the twelve months following the Recapitalization assumes: (1) an estimated average outstanding balance of $1,736 million on our $2,000 million asset-based revolving credit facility using an assumed interest rate equal to three-month LIBOR as of October 25, 2006 of 5.38% plus a margin of 1.75%, (2) an estimated average outstanding balance of $0 on our $2,000 million revolving credit facility, (3) borrowings of $2,750 million under our term loan A facility and $8,800 million under our term loan B facility using an assumed interest rate equal to three-month LIBOR as of October 25, 2006 of 5.38% plus a margin of 2.50% and 2.75%, respectively net of the impact of our $4,000 million pay-fixed 5.440% and $4,000 million pay-fixed 5.424% interest rate swap agreements, (4) borrowings of $1,250 million-equivalent (approximately €1,000 million) under our European term loan facility using an assumed interest rate equal to three-month Euro LIBOR as of October 25, 2006 of 3.53% plus a margin of 2.75%, (5) borrowings of $7,703 million under the retained existing indebtedness using existing interest rates varying between 5.75% and 9.00%, (6) cash interest on $4,200 million of new cash-pay notes and $1,500 million of new toggle notes, and (7) commitment fee of 0.38% and 0.5% on the estimated unused portion of our asset-based revolving credit facility and revolving credit facility, respectively. To the extent we elect to pay PIK interest on the new toggle notes after the initial interest payment, our cash interest expense would decrease accordingly, but our long-term obligations to pay principal would be increased. A 0.125% variance in assumed interest rates would amount to a change in total pro forma interest expense of $8 million after taking into consideration the $8,000 million pay-fixed interest rate swap agreements.
(ii)	Represents annual amortization expense on approximately $576 million of deferred financing costs to be incurred in connection with the Recapitalization, using a weighted average maturity of 7.3 years, annual amortization expense on approximately $55 million of deferred financing costs associated with the retained existing indebtedness, using a weighted average maturity of 7.9 years and annual amortization expense on approximately $20 million of debt discounts related to the retained existing indebtedness, using a weighted average maturity of 7.0 years.

(5)	Represents an estimated statutory tax rate of 38% applied to the pro forma adjustments.

Additional Pro Forma Financial Data

	Pro Forma Twelve Months Ended September 30, 2006 Unaudited
Other Pro Forma Financial Data:
EBITDA(1)	$4,057
Adjusted EBITDA(1)	4,363
Capital expenditures	1,874

Pro Forma Credit Statistics:
Senior secured indebtedness(2)	$20,668
Ratio of senior secured indebtedness to Adjusted EBITDA	4.7	x
Cash interest expense(3)	$2,217
Ratio of Adjusted EBITDA to cash interest expense	2.0	x

(1)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments permitted in calculating covenant compliance under the indenture governing the new notes and under our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about how the covenants in those agreements will operate and about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pro Forma EBITDA and Adjusted EBITDA are calculated as follows:

Pro Forma Twelve Months Ended September 30,

2006 Unaudited

Net income	$250
Provision for income taxes	120
Interest expense	2,306
Depreciation and amortization	1,381

EBITDA	4,057

Minority interests in earnings of consolidated entities(i)	191
Gains on sales of facilities(ii)	(95)
Noncash share-based compensation(iii)	78
Transaction costs(iv)	9
Cost saving initiatives(v)	108
Sponsor fee(vi)	15

Adjusted EBITDA	$4,363

(i)	Represents the add-back of minority interests in earnings of consolidated entities.
(ii)	Represents the elimination of gains on sales of facilities.
(iii)	Represents the add-back of noncash compensation expense for stock options and restricted stock grants.
(iv)	Represents the nonrecurring costs incurred in connection with the Recapitalization.
(v)	Represents cost savings from reductions in force, staffing reconfigurations and reductions in variable marketing and advertising expenses. All of these actions have been initiated.
(vi)	Represents the add-back of the new annual sponsor fee to be paid to affiliates of our sponsors. See “Sponsor Management Agreement.”
(2)	Senior secured indebtedness includes: (i) $14,738 million expected to be drawn under our senior secured credit facilities, assuming the Recapitalization occurred on September 30, 2006, (ii) $5,700 million of new notes and (iii) $230 million of secured debt of certain of our subsidiaries (primarily representing capital leases) that is structurally senior to the new notes. This amount does not reflect the $380 million of cash received after September 30, 2006 from the sale of hospitals in Ft. Myers, Florida and Medicare payments.
(3)	Cash interest expense represents total interest expense less amortization of deferred financing costs. To the extent we elect to pay PIK interest on the new toggle notes after the initial interest payment, our cash interest expense would decrease accordingly, but our long-term obligations to pay principal would be increased.

Liquidity and Capital Resources

Our capitalization and sources of cash will change substantially in connection with the Recapitalization.

Post Recapitalization

After the closing of the Recapitalization, we will be highly leveraged. On a pro forma basis as of September 30, 2006, our total indebtedness would have been $28.141 billion. We also would have had an additional $250 million available for borrowing under our asset-based revolving credit facility, subject to borrowing base limitations, and $1.759 billion available for borrowing under our senior secured revolving credit facility at that date, after considering outstanding letters of credit of approximately $53 million. These amounts do not reflect the cash proceeds of approximately $265 million from the sale of two hospitals in Ft. Myers, Florida received on October 1, 2006. In addition, we received approximately $115 million of delayed cash payments from Medicare during the week of October 2, 2006, which were used to pay down debt. These payments from Medicare should have been received in September 2006 but were delayed due to a delay by CMS in the processing of Medicare claims in September as mandated by provisions of DEFRA 2005. As a result of the two sources of cash noted above, we expect actual borrowings on the senior secured revolving credit facility at closing to be minimal, and the actual borrowings on the asset-based revolving credit facility at closing to be less than $1.750 billion. Similarly, actual amounts of existing indebtedness to be repaid at closing are also expected to be lower due to the cash received.

Our liquidity requirements will be significant, primarily due to debt service requirements and financing costs relating to the indebtedness incurred in connection with the closing of the Recapitalization. On a pro forma basis, after giving effect to the Recapitalization, our cash interest expense for the twelve months ended September 30, 2006 would have been $2.217 billion.

Management expects our cash flows from operations, combined with availability under our new revolving credit facility and receivables facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next 12 months.

Senior Secured Credit Facilities

Overview

In connection with the Recapitalization, we will enter into the senior secured credit facilities with Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent.

The senior secured credit facilities will provide senior secured financing of $16.800 billion, consisting of:

•	$12.800 billion-equivalent in term loan facilities, comprised of a $2.750 billion senior secured term loan A facility with a term of six years, a $8.800 billion senior secured term loan B facility

(increased to the extent the amount funded under the asset-based revolving credit facility referred to below is less than $1.750 billion at the closing of the merger) with a term of seven years and a euro-denominated $1.250 billion-equivalent (approximately €1.000 billion) senior secured European term loan facility with a term of seven years; and

•	$4.000 billion in revolving credit facilities, comprised of a $2.000 billion senior secured asset-based revolving credit facility with a term of six years and a $2.000 billion senior secured revolving credit facility available in dollars, euros and pounds sterling with a term of six years. Availability under the asset-based revolving credit facility is subject to a borrowing base of 85% of eligible accounts receivable less customary reserves.

HCA Inc. will be the primary borrower under the senior secured credit facilities, except that a U.K. subsidiary will be the borrower under the European term loan facility. The revolving credit facilities will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans. A portion of the letter of credit availability under the cash-flow revolving credit facility will be available in euros, dollars and pounds sterling.

Interest Rate and Fees

Borrowings under the senior secured credit facilities will bear interest at a rate equal to, at our option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. We expect that the initial applicable margin for borrowings will be, under the asset-based revolving credit facility, 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, under the senior secured revolving credit facility and the term loan A facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings and, under the term loan B facility and the European term loan facility, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. After the effective date of the merger, the applicable margins may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum for the revolving credit facility and 0.375% for the asset-based revolving credit facility. Each of these commitment fee rates may be reduced subject to our reducing our leverage to specified ratios. We must also pay customary letter of credit fees.

Prepayments

The senior secured credit facilities (other than the asset-based revolving credit facility) will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our total leverage ratio is 5.50x or less and to 0% if our total leverage ratio is 5.00x or less) of our annual excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, other than the Receivables Collateral, as defined below, if we do not (1) reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as such reinvestment is completed within 180 days or (2) apply such proceeds within 15 months to repay debt of HCA Inc. that was outstanding on the effective date of the merger scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments will be applied among the term loan facilities (1) during the first three years after the effective date of the merger, pro rata to such facilities based on the respective aggregate amounts of unpaid principal installments thereof due during such period, with amounts allocated to each facility being applied to the remaining installments thereof in direct order of maturity and (2) thereafter, pro rata to such facilities, with amounts allocated to each facility being applied, in the case of the term loan A facility, pro rata to the remaining installments thereof and, in the case of the term loan B facility or the European term loan facility, to the next eight unpaid scheduled installments of principal of such facility and then pro rata to the remaining amortization payments under such facility. Notwithstanding the foregoing, (i) proceeds of asset sales by foreign subsidiaries will be applied solely to prepay European term loans until such term loans have been repaid in full and (ii) we will not be required to prepay loans under the term loan A facility or the term loan B facility with net cash proceeds of asset sales or with excess cash flow in each case attributable to foreign subsidiaries to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.

The asset-based revolving credit facility will require us to prepay outstanding loans if borrowings exceed the borrowing base.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We are required to repay the loans under the term loan facilities as follows:

•	the term loan A facility will amortize in quarterly installments such that the aggregate amount of the original funded principal amount of such facility repaid pursuant to such amortization payments in each year, commencing with the year ending December 31, 2007, is equal to $112.5 million in years 1 and 2, $225 million in years 3 and 4, $450 million in year 5 and $1.625 billion in year 6; and

•	each of the term loan B facility and the European term loan facility will amortize in equal quarterly installments commencing March 31, 2007 in aggregate annual amounts equal to 1% of the original funded principal amount of such facility, with the balance being payable on the final maturity date of such term loans.

Principal amounts outstanding under the revolving credit facilities are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit facilities will be unconditionally guaranteed by all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our existing Indenture dated as of December 16, 1993 (the “Existing Indenture”) (except for certain special purpose subsidiaries that will only guarantee and pledge their assets under the asset-based revolving credit facility), and the obligations under the European term loan facility will also be unconditionally guaranteed by HCA and each of our existing and future wholly owned material subsidiaries formed under the laws of England and Wales, subject, in each of the foregoing cases, to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee will not cause adverse tax consequences.

All obligations under the asset-based revolving credit facility, and the guarantees of those obligations, will be secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such asset-based revolving credit facility (the “Receivables Collateral”).

All obligations under the senior secured credit facilities (other than the asset-based revolving credit facility), and the guarantees of such obligations, will be secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA or by any U.S. guarantor in each of their respective first tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•	a first-priority lien on substantially all present and future assets of HCA and of each U.S. guarantor other than (i) “Principal Properties” (as defined in the Existing Indenture) except for certain “Principal Properties” not to exceed 10% of “Consolidated Net Tangible Assets” (as defined under the Existing Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leasehold, motor-vehicles and other exceptions to be agreed (such collateral under this and the preceding bullet, the “Non-Receivables Collateral”); and

•	a second-priority lien on certain of the Receivables Collateral.

The obligations of the borrowers and the guarantors under the European term loan facility will also be secured by substantially all present and future assets of such borrowers and each such guarantor (the “European Collateral”), subject to permitted liens and other exceptions (including, without limitation, exceptions for deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and other exceptions to be agreed) and subject to such security interests otherwise being permitted by applicable law and contract and not resulting in adverse tax consequences.

Certain Covenants and Events of Default

The senior secured credit facilities will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	prepay certain subordinated indebtedness (including the new notes and certain other subordinated indebtedness existing on the effective date of the merger (“Retained Indebtedness”)), subject to exceptions for repayments of Retained Indebtedness maturing prior to the senior secured credit facilities and, in certain cases, to satisfaction of a maximum first-lien leverage condition;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain subordinated indebtedness (including the new notes); and

•	change our lines of business.

In addition, the senior secured credit facilities will require us to maintain the following financial covenants:

•	in the case of the asset-based revolving credit facility, a minimum interest coverage ratio (applicable only when availability under such facility is less than 10% of the borrowing base thereunder); and

•	in the case of the other senior secured credit facilities, a maximum total leverage ratio.

The senior secured credit facilities will also contain certain customary affirmative covenants and events of default, including a change of control.

New Notes

We expect to have $5.700 billion of new notes outstanding.

Contractual Obligations and Off-Balance Sheet Arrangements

Maturities of contractual obligations are presented in the table below as of September 30, 2006 (except where indicated), after giving pro forma effect to the Recapitalization. The following table excludes interest, accretion and amortization of long-term debt.

	Payments Due by Period
Contractual Obligations(a)	Total	Current	2-3 years	4-5 years	After 5 years
	(Dollars in millions)
Long-term debt under new senior secured term loan facilities, excluding interest(b)	$12,800	$213	$539	$876	$11,172
Loans outstanding under the new revolving facility and the asset-based revolving facility, excluding interest(b)	1,938	—	—	—	1,938
New notes(b)(c)	5,700	—	—	—	5,700
Existing long-term debt(b)	7,703	26	52	1,621	6,004
Operating leases(d)	1,147	223	358	201	365
Purchase obligations(d)	16	3	6	5	2

Total contractual obligations	$29,304	$465	$955	$2,703	$25,181

(a)	We have not included obligations to pay estimated professional liability claims ($1.621 billion at September 30, 2006) in this table. The estimated professional liability claims are expected to be funded by the designated investment securities that are restricted for this purpose ($2.464 billion at September 30, 2006, which amount does not reflect the $365 million dividend expected to be declared by our insurance subsidiary, HCI, in connection with the Recapitalization, which dividend will be used to pay down existing indebtedness).
(b)	Excludes interest, accretion and amortization of debt.
(c)	Any election to pay PIK interest on the new toggle notes would increase the principal amount of the new toggle notes.
(d)	Amounts are as of December 31, 2005. Future operating lease obligations and purchase obligations are not recorded in our consolidated balance sheet.

We do not expect our other commercial commitments to change substantially as a result of the Recapitalization.

Quantitative and Qualitative Disclosures about Market Risk

With respect to our interest-bearing liabilities, on a pro forma basis, after giving effect to the Recapitalization and our $8.000 billion fixed-pay interest rate swap agreements, approximately $6.738 billion of long-term debt at September 30, 2006 would have been subject to variable rates of interest. The remaining balance in long-term debt of $21.403 billion at September 30, 2006 would have been subject to fixed rates of interest. Both the general level of U.S. and European interest rates affect our variable interest rates. Borrowings under the senior secured credit facilities will bear interest at a rate equal to, at our option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. We expect that the initial applicable margin for borrowings will be, under the asset-based revolving credit facility, 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, under the senior secured revolving credit facility and the term loan A facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings and, under the term loan B facility and the European term loan facility, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. After the effective date of the merger, the applicable margins may be reduced subject to our attaining certain leverage ratios. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax earnings would be approximately $64 million. We expect to evaluate hedging opportunities on an ongoing basis, and, from time to time, we may enter into additional hedging transactions in the future.

Sponsor Management Agreement

Following the closing of the merger, we will enter into a management agreement with affiliates of each of the sponsors and the Frist entities pursuant to which such entities or their affiliates will provide management services to us. Pursuant to such agreement, we currently anticipate that we will pay an aggregate annual management fee of $15 million and reimburse out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition, pursuant to such agreement, we will also pay aggregate transaction fees of approximately $175 million in connection with services provided by such entities in connection with the Recapitalization. It is also expected that the agreement will provide that we may pay fees to be specified in the agreement in connection with certain subsequent financing, acquisition, disposition and change of control transactions as well as a termination fee based on the net present value of future payment obligations under the management agreement, under certain circumstances. The agreement also will include customary exculpation and indemnification provisions in favor of the sponsors and their affiliates and the Frist entities and their affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC. (Registrant)

By:	/S/ R. MILTON JOHNSON
R. Milton Johnson
Executive Vice President and Chief Financial Officer

Date: October 31, 2006